THE THAXTON GROUP, INC.

                               1524 Pageland Hwy.
                                  P.O. Box 1069
                               Lancaster, SC 29721
                           Direct Line: (803) 416-5100
                                Ph: (888) 842-9866
                               Fax: (803) 286-5770


                               ____________, 1999


Mr. James T. Garrett, Jr., President
Carolinas First Securities, Inc.
2621 Chelsea Drive
Charlotte, North Carolina  28209

Ladies and Gentlemen:

         This letter agreement (this "Agreement") sets forth and confirms the terms and conditions of the engagement of Carolinas First Securities, Inc. ("Carolinas First") by The Thaxton Group, Inc. (the "Company") as a non-exclusive selling agent of the Company with respect to the Company's public offering (the "Offering") of subordinated terms notes due 1, 6, 12, 36 and 60 months and subordinated daily notes (collectively, the "Notes") registered under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to a Registration Statement on Form SB-2, as amended (File No. 333-42623) (the "Registration Statement"), and to be issued under an Indenture, dated February 17, 1998 (the "Indenture"), between the Company and The Bank of New York (the "Trustee"). The Notes will be offered pursuant to the prospectus included in the Registration Statement, as it may be supplemented from time to time (the "Prospectus").

         (a)      REPRESENTATIONS OF THE COMPANY.      The Company represents
                  -------------------------------
and warrants to Carolinas First as follows:

                       (i) The Prospectus does not and will not contain any untrue statements of material fact or omit to state any material facts required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                       (ii) During of the Offering, the Company will have all requisite power and authority and all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies to own its properties and carry on its businesses as set forth in the Prospectus and to complete the sale of the Notes and to enter into this Agreement and to carry out the provisions and conditions hereof;

                       (iii) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof will conflict with or result in a breach of any of the terms, provisions or conditions of the articles of incorporation or bylaws of the Company, or any agreement or instrument to which the Company is a party, or by which it or any of its properties, is bound or affected, or violate any franchise, license, permit, judgement, decree, order, statute, rule or regulation applicable to the Company;

                       (iv) The Notes, when issued and delivered to purchasers in exchange for payment to the Company of the respective principal amounts thereof and authenticated by the Trustee as provided in the Indenture, will be duly and validly issued and fully paid;

                        (v) This Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and binding agreement and obligation of the Company enforceable according to its terms except as such obligations may be limited by bankruptcy or other laws relating to or affecting creditors' rights generally; and

                        (vi) The Company is not subject to any material contingent obligation nor are its properties or business subject to any material risks, except those that have been disclosed in the Prospectus.

         (b) Representations of Carolinas First. Carolinas First represents and warrants to the Company that:

                         (i) Carolinas First has or will acquire all appropriate licenses and registrations with the Commission, the National Association of Securities Dealers, Inc. ("NASD") and any applicable state regulatory bodies to offer and sell the Notes on a "best efforts" basis as a non-exclusive selling agent for the Company;

                         (ii) Neither Carolinas First nor any person associated with Carolinas First that participates in the Offering will make any statements to potential purchasers of the Notes respecting the Notes, the Company, its operations, financial condition or prospects except such statements as are contained in the Prospectus; and

                         (iii) In connection with the offer and sale of any Notes by Carolinas First, Carolinas First will comply with all rules and regulations of the NASD and all other pertinent regulatory bodies applicable to the conduct of its business including, without limitation, rules of the NASD applicable to "fair dealing" with customers and the "suitability" of the Notes for investment by non-institutional investors.

         (c)      Duties of Carolinas First. On the basis of the representations
                  -------------------------
and warranties of the Company herein contained, and subject to the terms and conditions herein set forth, Carolinas First agrees:

                         (i) to act as the Company's selling agent in connection with the Offering on a non-exclusive basis and, as such, to use its "best efforts" to offer and sell the Notes in any and all states where the Company is required to distribute its Notes through a licensed broker-dealer;

                         (ii) to manage, oversee and provide consulting advice to the Company with respect to the Offering in all states, irrespective of whether or not Carolinas First is acting as the Company's selling agent in a particular state;

                         (iii) to assist the Company in identifying additional states where the Company's Notes can be offered and sold in a cost-effective manner;

                         (iv) to the extent the officers of the Company approve the offering of the Notes in any additional state, Carolinas First shall develop a marketing plan with respect to such state and shall present such plan to the officers of the Company for their approval;

                         (v) if such plan is approved by the officers of the Company, Carolinas First shall oversee and manage the implementation of such plan; and

                         (vi) if requested by the Company, Carolinas First shall provide consulting advice to the Company on any issue within its expertise relating to the Offering.

         (d)      Compensation of Carolinas First. The Company shall pay to
                  --------------------------------
Carolinas First the following compensation:

                         (i) commencing in October 1999, on or before the fifth day of each calendar month during the term of this Agreement, a monthly management fee in the amount of $6,250.00; and

                         (ii) commencing in November 1999, a monthly sales commission in an amount equal to the product obtained by multiplying 0.25% by the aggregate principal amount of all Notes issued by the Company during the preceding calendar month (including any renewals of any preexisting Notes) with respect to which Carolinas First acted as selling agent.

         (e)      Reimbursement of Certain Expenses
                  ---------------------------------

                         (i) The Company shall reimburse Carolinas First for the reasonable and necessary travel expenses incurred by Carolinas First employees in carrying on the obligations of Carolinas First hereunder; provided, however that such expenses are approved by the Company prior to the time they are incurred.

                         (ii) If, at the Company's request, Carolinas First elects to apply for a license or otherwise qualify to operate as a broker-dealer in any state other than Ohio, North Carolina and South Carolina in order to provide services to the Company pursuant to this Agreement in such states, the Company shall reimburse Carolinas First for the licensing and/or qualification fees associated with such application.


                         (iii) Carolinas First may, at the Company's request, incur expenses other than those described in subparagraphs
                  (e)(i) and (e)(ii) above in connection with the performance of its obligations hereunder. Carolinas First shall notify the Company in writing of any such expense prior to the time it is incurred and, if agreed to and approved by the Company, Carolinas First shall be entitled to the reimbursement of such expense by the Company. Any reimbursement of expenses pursuant to this subparagraph (e)(iii) shall be made by the Company to Carolinas First on or before the fifth day of the calendar month following the calendar month in which the Company is provided a receipt or other evidence by Carolinas First satisfactory to the Company documenting the payment by Carolinas First of such expense.

          (f) TERM. The initial term of this Agreement shall commence on October 1, 1999 and shall be for a term of one calendar month. Until terminated as provided in the following sentence, this Agreement shall automatically be renewed and extended for successive terms of one calendar month each until so terminated. Either party may terminate this Agreement by giving the other party thirty days notice. This Agreement shall terminate on the thirtieth (30th) day (the "Termination Date") following the giving of such notice. Upon the termination of this Agreement, the rights and duties of each party arising hereunder shall terminate; provided, however, that Carolinas First shall be entitled to (A) any unpaid compensation earned pursuant to subparagraphs (d)(i) and (d)(ii) of this Agreement and (B) all unpaid reimbursements of expenses payable pursuant to subparagraphs (e)(i), (d)(ii) and (e)(iii) of this Agreement, any such amounts shall be paid in a manner consistent with the terms of this Agreement.

          (g) INDEMNIFICATION. To the extent permitted by law, the Company will indemnify Carolinas First against all claims, losses, damages or liabilities (or actions in respect thereof), whether arising in connection with judicial action, regulatory action or arbitration to the extent such claims, losses, damages or liabilities arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Prospectus or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading and the Company will reimburse Carolinas First for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claims, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by or on behalf of and relating to Carolinas First specifically for use in the Prospectus.

          (h) REPRESENTATIONS AND AGREEMENT TO SURVIVE TERMINATION. Except as the context otherwise requires, all representation, warranties and agreements contained in this Agreement shall be deemed to be representations, warranties and agreements as of the date hereof; the Termination Date and for the period between such dates, and such representation, warranties and agreements shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto and shall survive termination of this Agreement and the occurrence of the Termination Date.

          (i) INDEPENDENT CONTRACTORS. The Company and Carolinas First are independent contractors and nothing herein shall be deemed or construed to create any relationship between the parties other than that of independent contractors.

          (j) INTEGRATION CLAUSE. This Agreement contains all of the understandings between the parties hereto with reference to the Offering, and cannot be modified or changed except by a written instrument signed by the parties hereto.

          (k) PARTIES. This Agreement shall inure solely to the benefit of and shall be binding upon each of the parties hereto and their respective successors, and assigns and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

          (l) ARBITRATION. Any controversy, dispute or question arising out of or in connection with or in relation to this Agreement or its interpretation performance or non-performance or any breach thereof shall be determined by arbitration conducted in Charlotte, North Carolina in accordance with then existing rules of the American Arbitration Association. The Company shall select one arbitrator, Carolinas First shall select one arbitrator and the two arbitrators shall select a third with substantially similar qualifications. Any decision rendered shall be binding upon the parties thereto and may be enforced in any jurisdiction. However, the arbitrators have no authority to grant any relief that is inconsistent with this Agreement. The expense of arbitration shall be borne equally by the Company and Carolinas First.

          (m) APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

         If the foregoing sets forth your understanding with respect to Carolinas First's proposed participation in the Offering, please so confirm same by signing and returning one copy of this Agreement.


                                              THE THAXTON GROUP, INC.


                                               By:   __________________________
                                                     James D. Thaxton, President



ACCEPTED BY:

CAROLINAS FIRST SECURITIES, INC.


By:    _______________________________
       James T. Garrett, Jr., President